Exhibit 10.14.2

October 10, 2013

H. Ray Compton

Dear Mr. Compton:

You and Dollar Tree, Inc. (the “Company”), entered into a Post-Retirement Benefit Agreement (the “Agreement”) dated June 21, 2007. We hereby clarify the intent of the Agreement by adding the following provisions:

5.
In the event that providing you or your spouse continued eligibility under the Company's group health plan (the "continuation coverage") is determined to be discriminatory pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 2716 to the Public Health Service Act or to otherwise violate applicable law, then we will use our best mutual efforts to amend the Agreement such that the continuation coverage is not discriminatory or complies with applicable law.

6.
All payments made and benefits provided under the Agreement are intended to comply with Code Section 409A and the regulations promulgated thereunder, and the provisions of this Agreement shall be interpreted and construed as necessary to comply with such intent. To the extent any provision of this Agreement does not comply with Code Section 409A, such provisions shall be deemed amended to comply.

Very truly yours,

/s/ Bob Sasser___________
Bob Sasser
Chief Executive Officer

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ACKNOWLEDGED AND ACCEPTED: By signing this letter, I hereby acknowledge and accept the terms of the above amendment with the Company and consent to the above changes to the Agreement.

/s/ H. Ray Compton_______________________
H. Ray Compton

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